                                                                    Exhibit 11.1


                   JACK CARL/312-FUTURES, INC. & SUBSIDIARIES
                    Computation of Earnings Per Common Share
         as Restated for the One-for-Four Reverse Split of Common Stock

                                                Year Ended June 30,
                                         ---------------------------------

                                          1996          1995         1994
                                         ------        ------       ------
Primary
- -------

Earnings

  Net income (loss)                   $(1,133,100)   $2,411,600      $586,100

  Deduct assumed dividends on
  Class A preferred stock                 (40,000)      (40,000)      (40,000)
                                       ----------     ---------       -------

  Net income (loss) applicable
  to common stock                     $(1,173,100)   $2,371,600      $546,100
                                       ==========     =========       =======

Shares

  Weighted average number of
  common shares outstanding            33,721,179    30,680,524    20,175,612
                                       ==========    ==========    ==========

  Primary earnings (loss) per
  common share:

  Net income (loss)                    $     (.03)   $      .08      $    .03
                                        =========     =========       =======

                                                                    Exhibit 11.1



               JACK CARL/312-FUTURES, INC. & SUBSIDIARIES
                Computation of Earnings Per Common Share as Restated for the One-for-Four Reverse Split of Common Stock


                                              Year Ended June 30,
                                      -------------------------------------

                                          1996          1995        1994
                                       ----------    ----------   ---------
Assuming Full Dilution
- ----------------------

Earnings

  Net income (loss)                  $(1,133,100)    $2,411,600    $586,100
                                       =========     ==========    ========

Shares

  Weighted average number of
  common shares outstanding           33,721,179     30,680,524  20,175,612
                                      ==========     ==========  ==========
  Earnings (loss) per common
  share assuming full dilution:

  Net income (loss)                  $      (.03)    $      .08    $    .03
                                      ==========      =========     =======


                                     -68-